EXHIBIT 5.1

Legal Opinion of Michael Paige Law PLLC

Michael Paige Law PLLC

2300 N Street NW, suite 300

Washington, D.C. 20037

Telephone: 202-363-4791

Facsimile: 202-457-1678

mpaigelaw@outlook.com

Admitted in the District of Columbia

And New York

January 12, 2021

Integrated Ventures, Inc.

73 Buck Road, Suite 2

Huntingdon Valley, PA 19006

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 22, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus that is part of the Registration Statement being herein referred to as the “Prospectus”. The Registration Statement provides for the registration of an aggregate of an aggregate of 34,426,000 shares of Common Stock, $0.001 par value per share, of Integrated Ventures, Inc., a Nevada corporation (the “Company”), which shares of common stock (the “Shares”), are issuable upon the conversion of a 6% Convertible Redeemable Note, due February 4, 2022 (the “Convertible Note”). The Convertible Note was issued pursuant to Securities Purchase Agreement, dated August 4, 2020, between the Company and Eagle Equities, LLC (the “Agreement”). The Agreement and the Note issued August 4, 2020, were amended effective November 16, 2020, to provide that the funding of the Note had been completed at the two closings under the Agreement held on August 4 and October 22, 2020. We are acting as counsel for the Company in connection with the registration for resale of the Shares.

We have examined signed copies of the Registration Statement filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Chapter 78 Private Corporations of the Nevada Revised Statutes, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement, as finally amended, has become effective under the Securities Act, and (ii) the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Shares will be duly and validly issued, fully paid and nonassessable.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to any reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

MICHAEL PAIGE LAW PLLC

By:	/s/ Michael Paige